Exhibit 99.1

              Newpark Resources Reports Financial Results for the
             Third Quarter and Nine Months Ended September 30, 2003



    METAIRIE, La., Nov. 6 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today reported third quarter 2003 net income of $446,000 or $0.01 per share, on revenue of $95.6 million. This compares to net income of $31,000 on $79.4 million in revenue in the same quarter of the prior year. During the third quarter, the Company paid down $4.5 million on its bank credit facility, reducing its long-term debt to capital ratio to 35.0% at quarter-end.

    For the nine months ended September 30, 2003, Newpark reported net income of $3,443,000, or $0.04 per share, on revenue of $278.6 million, compared to a net loss of $234,000 on revenue of $232.1 million in the same period of 2002.

    Commenting on financial and operating results, James D. Cole, Newpark's Chairman and CEO said: "The last two years have been a time of transition for the exploration and production companies of every size operating in the Gulf Coast market. Our customers are dealing with a higher risk profile as the challenges of deeper geology and deeper water have substantially changed the economics of operating in this complex market. Newpark has had to adapt as well. As recently as 1997, practically none of our revenue was derived from markets outside of the Gulf Coast region. To date in 2003, non-Gulf Coast revenue accounts for 40% of the total, and we expect that it will increase to 50% over the next two to three years. We have recently opened a new waste disposal facility in Wyoming's Jonah-Pinedale trend, a very active Rocky Mountain gas play. The Canadian market continues to be a source of growth in both the drilling fluids and waste management businesses."

    He continued: "We are confident that drilling expenditures and service company revenues will rebound in the Gulf Coast market as operators adapt and develop new understandings of their seismic data and adopt new techniques and technologies to economically drill their prospects. However, we are convinced that the activity will trend toward fewer, but much deeper wells aiming for bigger targets. The good news is that Newpark's key products are well suited to assist our customers as they make this transition and are gaining acceptance from customers as we diversify geographically into markets far distant from our historic base."


    Drilling Fluids

    Third quarter Drilling Fluid Sales and Engineering revenue totaled
$62.0 million, an increase of $10.3 million, or 20.0%, from $51.7 million reported in the same quarter of 2002. Revenue excluding the Gulf Coast market increased by 43%, with a 9% decline reported in Gulf Coast revenue. Third quarter operating profit of $3.5 million was substantially unchanged from the year-ago quarter. Earnings contributed by markets outside the Gulf Coast increased consistent with the revenue growth achieved in those markets while Gulf Coast results weakened on lower activity. Sequentially, revenue increased 16% from $53.3 million and operating profit increased 24% from $2.8 million.

    Segment revenue increased $27.7 million or 20% in the first nine months of 2003 from the similar period of 2002 to a total of $169.2 million. Revenue from North American markets other than the Gulf Coast increased by $18.3 million or 35%; international revenue increased by $18.1 million or 185%; and Gulf Coast revenue declined by $10.7 million or 15%. Year-to-date, drilling fluids segment operating profit has decreased by $1.9 million from the prior year level to $9.1 million, or 5.4% of revenue. Gulf Coast market earnings in the 2003 period are $8.1 million below 2002 levels, offsetting the aggregate earnings improvement in all other markets served.

    "Newpark has continued development of its high-performance water-based product lines, introducing the FlexDrill(TM) system that draws from the technology introduced in the DeepDrill(TM) system several years ago. FlexDrill(TM) allows the key components of the system to be added to the fluid as the well progresses, reducing total system cost and simplifying the fluid management process. To date in 2003, 70 customers have drilled more than 290 wells using the FlexDrill(TM) system," Cole stated. "Market acceptance of the product has been very encouraging and we anticipate that as our Gulf Coast customers restart projects and increase their activity levels, FlexDrill(TM) will become a significant part of our revenue mix in that market," he added.


    Mat Sales, Rentals and Integrated Services

    Mat and Integrated Services revenue for the quarter was $19.9 million, up $6.4 million or 47% from the third quarter of 2002. The segment operating loss narrowed to $560,000 compared to the $1.3 million loss reported in the same quarter of 2002 on revenue of $13.5 million.

    Revenue in the year-to-date period totaled $68.9 million, an increase of $15.8 million or 30% compared to the same period of 2002. The segment's operating contribution for the nine months to date was $2.8 million, an increase of $1.4 million from the same period of the prior year.

    During the past two quarters, the Company has sold substantially all of its rental mats in Canada, marking Newpark's transition from a rental company to a sales organization in the Canadian market and accounting for $6.4 million of the year-to-date increase in segment revenue. The remaining revenue increase came principally from a 28% improvement in pricing in the Gulf Coast mat rental business and a 19% increase in volume to date in 2003. Gulf Coast mat rental pricing has averaged $0.97 per square foot in 2003 compared to $0.75 a year ago and reflects the positive influence of non-oilfield projects in 2003 rather than a change related to market activity. Re-rental revenue from projects installed earlier in the year accounted for $3 million of the year-to-date revenue increase in 2003, suggesting an increase in the average depth of drilling.

    "This has been a transition year for the matting business," Cole commented. "In response to low activity in the Gulf Coast market, where operating results have been unsatisfactory for several years, we have worked to diversify the mat rental business into markets far removed from that historic base. In spite of a 50% reduction since 1998 in the total number of mats available from all industry participants, the supply remains excessive for the current level of drilling activity, adversely affecting both utilization rates and pricing. We plan to withdraw approximately half of the 40,000 composite mats currently in our Gulf Coast rental inventory and offer them for rental in other key markets. At the same time, we will continue development of the non-oilfield market throughout the U.S. and hope to employ the remaining composite mats in other venues where pricing and utilization offer better returns. The process, which could take up to two years to accomplish, should aid in restoring historic returns on investment in the Gulf Coast business. When Gulf Coast rental activity does improve, the revenue benefits of a smaller inventory should be quickly visible in pricing and utilization."

    "As we have developed the worldwide market for the Dura-Base(R) mat system, some markets that we had historically viewed as potential sale markets are showing promise for rentals, while other markets that had been considered rental markets have potential for sales as well. Visibility of future orders appears to be improving now that the product has established a solid operating history in foreign markets. Additional projects are currently being planned with customers in Brazil, Ecuador, Peru, Mexico, Indonesia and Alaska. We have recently begun marketing the first production run of the new 50 pound Bravo(TM) mat system, which is easily handled without heavy equipment and targeted at event flooring and other temporary site and access markets. We believe that it will substantially broaden the opportunities in this segment of the business in 2004," Cole said.


    E&P Waste

    Environmental services revenues in the recent quarter totaled
$13.7 million, contributing operating income of $3.1 million, equal to 23% of revenues. This compares to revenues of $14.2 million in the year-ago quarter, generating $3.8 of operating income. Oilfield waste volume in 2003 increased 5.1% on market share improvement while pricing was down slightly on changes in the mix of revenues. The revenue and earnings decline was the result of higher event-driven NORM (naturally occurring radioactive material) disposal revenues in the 2002 quarter.

    Year-to-date revenues increased $2.9 million, or 8%, due primarily to 16% higher waste volumes received net of a 2.2% decline in average pricing due to changes in the mix of waste received. To date in 2003, segment operating contribution improved 68% to $9.0 million, equal to 22.2% of revenues, compared to $5.3 million, or 14.0% of revenues, a year earlier.

    During the quarter, Newpark opened a disposal facility serving Wyoming's Jonah-Pinedale trend, and has committed to an expansion of that facility that is currently underway to double its capacity. "We are pleased with the initial response of customers and believe there is significant opportunity for Newpark in a major new natural gas play in North America," Cole stated.


    Balance Sheet, Liquidity and Capital

    Capital expenditures in the recent quarter totaled $5.6 million with capital spending for the remainder of the year expected to total approximately $3.0 million, keeping the total within this year's forecast depreciation total of $22 million. Depreciation and amortization charges totaled $5.3 million for the quarter.

    Inventory levels increased $4 million in the quarter, concentrated in seasonal wood inventory and barite purchases as the company converts from consigned to an owned inventory. Newpark ended the quarter with $37.5 million of borrowings on its $100 million bank credit facility, down from $42.0 million at the end of the second quarter. Interest expense in the first nine months of 2002 benefited from a $2.1 million gain on settlement of an interest rate swap in the second quarter of that year. Excluding the swap transaction, interest expense would have been comparable between the two periods. At quarter-end, long-term debt amounted to 35.0% of capital, as Newpark continues towards a 30% target ratio.


    About Newpark Resources, Inc.

    Newpark Resources, based in Metairie, LA, is a leading provider of high-performance, environmentally focused services and products to the domestic and international exploration and production industry. Products and services entail integrated drilling fluids systems, mat sales and rentals, along with site preparation services and E&P waste disposal. The stock trades on the New York Stock Exchange under the symbol NR.


                     FINANCIAL INFORMATION TABLES FOLLOW


    The Company will host a conference call to discuss these results at 1:00 PM CST on Monday, November 10th. The conference call will be webcast and can be accessed by visiting Newpark's website at www.newpark.com .


    The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov , as well as through our Website, www.newpark.com .



       Newpark Resources, Inc.
       Year-Ago Quarter Comparison
       (in thousands, except per share amounts)
                                                      3Q03              3Q02
       Revenue
       E&P Waste Disposal                           $13,726           $14,209
       Mat & Integrated Services                     19,870            13,503
       Drilling Fluids                               61,997            51,694
                                                    $95,593           $79,406
       Operating Income
       E&P Waste Disposal                             3,095             3,769
       Mat & Integrated Services                       (560)           (1,269)
       Drilling Fluids                                3,486             3,546
                                                      6,021             6,046

       Corporate G&A                                    861             1,328
       Foreign currency (gain) loss                      16                78
       Interest income                                 (138)             (140)
       Interest expense                               3,719             3,510
       Pre-tax                                        1,563             1,270
       Income tax                                       779               565
       Net income                                       784               705
       Preferred stock dividends and accretion          338               674
       Net income to common                            $446               $31

       Common share equiv's. (dil.)                  81,042            73,260
       Diluted EPS                                    $0.01              $---

       EBITDA
       Net Income                                      $784             $705
       Income Tax                                       779              565
       Pre-tax                                        1,563            1,270
       Interest                                       3,719            3,510
       Depreciation & amortization                    5,298            5,087
       Total                                        $10,580           $9,867
       % of Revenue                                   11.1%            12.4%

       Waste Data (in thousands, except
        per barrel amounts)
       E&P waste volume                                 945               899
       Average revenue per barrel                    $12.41            $12.84

       E&P revenue                                  $12,353           $12,187
       NORM                                             803             1,468
       Industrial                                       570               554
                                                    $13,726           $14,209


       Mat Rental Data - Gulf Coast (in
        thousands, except per square foot amounts)
       Installation                                  $2,851            $3,414
       Re-rental                                      2,486               818
       Total                                         $5,337            $4,232

       Average price per square foot - oilfield       $0.72             $0.54
       Square feet installed (MM)                       3.9               2.7

       Drilling Fluids Data
       Average Rigs Serviced (North America)            133               126
       Annualized revenue per rig (000's)            $1,522            $1,440


       Newpark Resources, Inc.
       Year-Ago Nine Month Comparison
       (in thousands, except per share amounts)
                                                 9 Months 03       9 Months 02
       Revenue
       E&P Waste Disposal                           $40,374           $37,469
       Mat & Integrated Services                     68,934            53,051
       Drilling Fluids                              169,244           141,551
                                                   $278,552          $232,071
       Operating Income
       E&P Waste Disposal                            $8,960             5,326
       Mat & Integrated Services                      2,796             1,404
       Drilling Fluids                                9,117            11,056
                                                     20,873            17,786

       Corporate G&A                                  2,967             4,462
       Foreign currency (gain) loss                    (757)                3
       Interest income                                 (570)             (488)
       Interest expense                              11,412             8,453
       Pre-tax                                        7,821             5,356
       Income tax                                     3,132             2,036
       Net income                                     4,689             3,320
       Preferred stock dividends and accretion        1,246             3,554
       Net income (loss) to common                   $3,443             $(234)

       Common share equiv's. (dil.)                  79,499            71,879
       Diluted EPS                                    $0.04            $(0.00)

       EBITDA
       Net income                                    $4,689            $3,320
       Income tax                                     3,132             2,036
       Pre-tax                                        7,821             5,356
       Interest                                      11,412             8,453
       Depreciation & amortization                   16,050            16,742
       Total                                        $35,283           $30,551
       % of Revenue                                   12.7%             13.2%

       Waste Data (in thousands, except
        per barrel amounts)
       E&P waste volume                               2,740             2,354
       Average revenue per barrel                    $12.63            $12.92

       E&P revenue                                  $36,554           $32,419
       NORM                                           2,205             3,359
       Industrial                                     1,615             1,691
                                                    $40,374           $37,469

       Mat Rental Data - Gulf Coast (in
        thousands, except per square foot amounts)
       Installation                                 $12,548            $8,265
       Re-rental                                     $6,804             3,875
       Total                                        $19,352           $12,140

       Average price per square foot - oilfield       $0.87             $0.60
       Square feet installed (MM)                      12.6              10.2

       Drilling Fluids Data
       Average Rigs Serviced (North America)            136               123
       Annualized revenue per rig (000's)            $1,385            $1,534


     Consolidated Balance Sheets
      (Unaudited)                                   Sept. 30,         Dec. 31,
      (In thousands)                                  2003              2002
     ASSETS

    Current assets:
       Cash and cash equivalents                     $3,697            $2,725
       Trade accounts receivable, net of
        allowance                                    93,816            97,657
       Notes and other receivables                    5,586             3,307
       Inventories                                   76,192            55,473
       Deferred tax asset                            10,052            11,094
       Other current assets                           9,730            10,039
          Total current assets                     $199,073          $180,295

    Property, plant and equipment, at
     cost, net of accumulated depreciation          207,546           204,703
    Goodwill                                        113,092           110,727
    Deferred tax asset                                7,489             8,950
    Other intangible assets, net of
     accumulated amortization                        15,330            15,786
    Other assets                                     20,839            21,795
                                                   $563,369          $542,256

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
       Foreign bank lines of credit                  $7,797            $6,621
       Current maturities of long-term debt           3,092             3,258
       Accounts payable                              38,202            35,568
       Accrued liabilities                           27,280            18,414
          Total current liabilities                 $76,371           $63,861

    Long-term debt                                  169,654           172,049
    Other non-current liabilities                     1,742               923
    Commitments and contingencies                       ---               ---

    Stockholders' equity:
       Preferred Stock                               30,000            41,875
       Common Stock                                     810               777
       Paid-in capital                              390,390           376,278
       Unearned restricted stock compensation          (915)             (281)
       Accumulated other comprehensive income         4,240              (864)
       Retained deficit                            (108,923)         (112,362)
          Total stockholders' equity                315,602           305,423
                                                   $563,369          $542,256

          Ratio of long-term debt to total
           capital                                    35.0%             36.0%



SOURCE  Newpark Resources, Inc.
    -0-                             11/06/2003
    /CONTACT: Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.sec.gov /
    /Web site:  http://www.newpark.com /
    (NR)

CO:  Newpark Resources, Inc.
ST:  Louisiana
IN:  OIL ENV
SU:  ERN CCA MAV